UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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      RULE 14A-6(E)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Pursuant to ss.240.14a-12

                              CERIDIAN CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                              Pershing Square, L.P.
                            Pershing Square II, L.P.
                       Pershing Square International, Ltd.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

         On January 18, 2007, representatives of Pershing Square Capital Management, L.P., the investment advisor to Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd., delivered a letter to the board of directors of Ceridian Corporation. A copy of such letter is filed herewith as Exhibit 2.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY PERSHING SQUARE, L.P., PERSHING SQUARE II, L.P., PERSHING SQUARE INTERNATIONAL, LTD. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CERIDIAN CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CERIDIAN CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 ATTACHED HERETO.

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

                                                                      EXHIBIT 1

                             POTENTIAL PARTICIPANTS

         The potential participants in the potential solicitation of proxies may include the following: Pershing Square, L.P. ("Pershing Square"), Pershing Square II, L.P. ("Pershing Square II"), Pershing Square International, Ltd. ("Pershing Square International", together with Pershing Square and Pershing Square II, the "Pershing Square Funds"), William A. Ackman, Scott D. Ferguson and Roy J. Katzovicz.

         Pershing Square is a Delaware limited partnership principally engaged in the business of investing in securities. Pershing Square II is also a Delaware limited partnership principally engaged in the business of investing in securities. Pershing Square International is a Cayman Islands exempted company principally engaged in the business of investing in securities.

         Pershing Square Capital Management, L.P., a Delaware limited partnership ("Pershing Square Capital"), serves as investment advisor to the Pershing Square Funds with respect to 15,724,334 shares (the "Subject Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of Ceridian Corporation (representing approximately 11.3% of the outstanding shares of the Common Stock)* held for the accounts of Pershing Square (6,899,332 shares), Pershing Square II (86,343 shares) and Pershing Square International (8,738,659 shares). PS Management GP, LLC, a Delaware limited liability company ("PS Management"), serves as the general partner of Pershing Square Capital. Pershing Square GP, LLC, a Delaware limited liability company ("Pershing Square GP"), serves as the general partner of each of Pershing Square and Pershing Square II.

         William A. Ackman, Scott D. Ferguson and Roy J. Katzovicz are employees of Pershing Square Capital who may also participate in soliciting proxies from Ceridian Corporation's stockholders. Mr. Ackman is also the managing member of each of PS Management and Pershing Square GP. Messrs. Ferguson and Katzovicz do not own beneficially any interest in securities of Ceridian Corporation and will not receive any special compensation in connection with such solicitation. In light of his managing member role in the controlling affiliates of Pershing Square Capital, investment advisor to the Pershing Square Funds, Mr. Ackman may be deemed to be the beneficial owner of the Subject Shares. Mr. Ackman will not receive any special compensation in connection with such solcitation.

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*    Calculated based on 139,124,108 shares of the Common Stock outstanding as of October 31, 2006, as reported in Ceridian Corporation's quarterly report on Form 10-Q for the quarterly period ended September 30, 2006.

                                                                       EXHIBIT 2


                          [PERSHING SQUARE LETTERHEAD]



Board of Directors
Ceridian Corporation Headquarters
3311 E. Old Shakopee Road
Minneapolis, MN 55425
                                                          January 18, 2007


Ladies and Gentlemen:

         As you are likely aware, Pershing Square Capital Management, L.P. and certain of its affiliates own approximately 11.3% of Ceridian's outstanding stock. We are writing to express concern about a number of recent developments that have caused us to reconsider the passive nature of our investment in the company.

         We have followed Ceridian for some time. In our view, Ceridian has underperformed and failed to achieve its business potential for more than a decade. We believe that this view is widely shared by the investment and analyst communities. We also believe that the fundamental value of Ceridian substantially exceeds the value implied by its current share price. Furthermore, we are confident that, properly managed, the company offers the opportunity for shareholders to earn extraordinary returns.

         As a result of our view of the company's undervaluation and the board's decision to replace the prior CEO, we initiated an investment in Ceridian with the expectation that the board and new management would pursue the low-risk, high-return strategy afforded by the company's current circumstance. To that end, we were cautiously optimistic when Kathryn Marinello was hired as CEO. That being said, we were somewhat surprised that the board hired a CEO with no experience in payroll or human resource services, but rather with a background principally focused on payments and trucking - industry experience most relevant to Ceridian's well-functioning Comdata division. At a minimum, however, we thought management change would be a significant positive for the company.

         We had originally intended to hold Ceridian shares as a passive investment. However, two recent events have caused us to reconsider our intent. First, we now find ourselves very concerned that Comdata, which represents the majority of Ceridian's cash flow and equity value, may be on the verge of losing its President, whom we believe is very important to the successful operation of that business. Second, based on our recent meeting with Ms. Marinello, we now

Board of Directors, Ceridian Corporation
January 18, 2007
Page 2 of 4


fear that Ceridian as a whole may pursue a completely different strategic direction than what we or any other shareholder would have reasonably anticipated or desired.

POTENTIAL LOSS OF COMDATA SENIOR MANAGEMENT
-------------------------------------------

         Comdata is Ceridian's best performing and most valuable operating subsidiary. Late last week, we were surprised to learn that the continued employment of senior Comdata management, in particular its President, Gary Krow, may be in jeopardy. We are of the view that Mr. Krow's departure from Comdata may substantially reduce the value of Comdata and thereby Ceridian. We further believe that his exit could be followed by the departure of other key managers, causing a further significant diminution in value. The prospect of losing Comdata's President and other senior operating management poses an unacceptable risk to our investment.

POTENTIAL CHANGES TO CERIDIAN'S STRATEGIC DIRECTION
---------------------------------------------------

         Shortly after Ms. Marinello joined Ceridian in October, we attempted to arrange a meeting with her, but we were told that we would not be able to do so until January. Last Friday, we attended a three-hour meeting at Ceridian headquarters with Ms. Marinello. This was the first opportunity afforded to us to meet or speak with Ms. Marinello since her appointment as CEO.

         In the meeting, Ms. Marinello came across as a hardworking, direct, and experienced executive. In other respects, however, we were alarmed by what we learned.

         During the course of the meeting, we were surprised to hear that Ms. Marinello does not share our concern about the potential loss of Mr. Krow. As important, however, we left the meeting with the understanding that Ms. Marinello currently intends to retain Comdata as a captive subsidiary and may leverage its cash flow and balance sheet to invest in or acquire diversified businesses, potentially on a global basis. In other words, rather than management exclusively focusing on the company's flagging HRS operations and liberating Comdata - an unrelated, high-quality, faster growing business that would benefit greatly from independence - it appears that Ceridian may pursue a conglomerate holding company strategy.

         When we pressed on the subject of the future of Comdata, Ms. Marinello was appropriately careful to state that she had not yet made a final decision in that regard and that such a decision could take upwards of 18 months to explore. She did indicate, however, that a Comdata spinoff would necessarily reduce Ceridian's market capitalization, and therefore limit the size of the acquisitions that the company could pursue. These comments are troubling to us as we are strongly of the view that size should take a backseat to growth in the per-share value of Ceridian.

         In our view, an acquisition-driven conglomerate strategy would be a serious mistake for Ceridian and its shareholders. We believe that such a strategy is unlikely to increase shareholder value without undue risk. This is particularly true in light of the current acquisition environment

Board of Directors, Ceridian Corporation
January 18, 2007
Page 3 of 4


which is characterized by extremely competitive auctions and well-capitalized private equity and corporate acquirers. In addition, Ceridian possesses few if any competitive advantages in making acquisitions. We believe that there are few successful conglomerates other than GE and Berkshire Hathaway, and even these superb companies were created over many years during much more favorable acquisition environments.

         We believe strongly that Ceridian should be run with the objective of increasing shareholder value, rather than growing assets under management. Therefore, we are of the view that the company should pursue a materially different and simpler, higher-return, lower-risk corporate strategy that will best serve shareholders, customers, and employees.

OUR VIEWS
---------

         As a first step, we believe that Ceridian should spin off Comdata to its shareholders. We believe - and expect the substantial majority of the company's shareholders and the investment community agree - that the logic of separating Comdata from Ceridian is so overwhelming that it is a business imperative.

         Comdata's business is materially different from that of the balance of Ceridian's operations, is managed by a distinct management team, and is located in a different geography. Its employees have not been adequately compensated for their achievements because the equity compensation they receive in the form of stock options on Ceridian has been diluted by HRS's long-term underperformance. Beyond the strategic imperative, Comdata's growth, margin, and cash flow characteristics deserve a materially higher valuation than the current value the market assigns to Ceridian in its current configuration. As a result, we believe the spinoff of Comdata would generate significant value in the intermediate and long term for all of Ceridian's stakeholders.

         In the more than 11 years that Ceridian has owned Comdata, Ceridian has yet to identify any meaningful synergies between its two principal operating units. When we raised the subject with Ms. Marinello, she was unable to cite any such synergies, but postulated that some day Comdata could sell payment products to HRS customers. In response, we pointed out that if Comdata continued as a wholly owned subsidiary of Ceridian, the potential market opportunity for its products would be diminished because ADP (and other competing payroll companies that offer a much larger potential market for such a product) would be unlikely to choose to purchase that product from a Ceridian-owned Comdata.

         During our meeting with Ms. Marinello, she suggested that there were a number of acquisition opportunities which might make strategic sense for Comdata. While we acknowledge that this may be true depending upon the terms and other specifics, we believe that Comdata will be in a much stronger competitive position in making acquisitions if it is a standalone pure-play enterprise that can use its likely-to-be highly valued equity currency in pursuing such transactions.

Board of Directors, Ceridian Corporation
January 18, 2007
Page 3 of 4


         We believe it is self-evident that Comdata's long-term value would be maximized as an independent company. In addition, the ability to reward its management with equity incentives that are directly tied to the performance of its business would be an invaluable tool to retain and attract talented individuals, and may obviate some of the personnel risks highlighted earlier.

         With regard to HRS, we believe Ceridian management should focus on improving its remarkably low operating margins, its lackluster customer service record, weakness in its sales organization, and deficiencies in its technology infrastructure. These basic operational improvements would provide more than ample opportunity to enhance long-term value for all of Ceridian's stakeholders, including shareholders, customers, and employees alike. Furthermore, the intelligent use of the company's free cash flow and borrowing capacity created by a dramatically improved, rationalized, and standalone HRS business will further enhance shareholder returns over the long term. These goals should command the full focus of Ceridian's senior management for the foreseeable future. In addition, this strategy is materially less risky than expanding an operationally challenged business through acquisitions.

         In light of recent events, we feel that we can no longer remain a passive Ceridian shareholder. We would have greatly preferred to voice our concerns in a less public arena. Given what we have learned over the past week, coupled with the imminent deadline under Ceridian's unusually early advance notice provision regarding the nomination of directors, we are compelled to act now to protect our investment.

         As a consequence, we currently intend to nominate a slate of alternative directors at the company's upcoming meeting of shareholders and provide the requisite notice on or before the January 23, 2007 deadline.

         We welcome the opportunity to commence discussions with you in advance of the director nomination notice deadline regarding the matters discussed in this letter. We would appreciate a response at your earliest convenience.

                                       PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

                                       Very truly yours,

                                       /s/ William A. Ackman

                                       William A. Ackman


cc: Alan J. Sinsheimer, Sullivan & Cromwell LLP
    Janet T. Geldzahler, Sullivan & Cromwell LLP